Exhibit 11.1  Computations of Basic Loss Per Share.

                                TRIMERIS, INC.
             STATEMENTS RE: COMPUTATIONS OF BASIC LOSS PER SHARE
                     (in thousands except per share data)

                                           Three Months                  Six Months
                                           Ended June 30,              Ended June 30,
                                        -------------------           ----------------
                                           1998        1999             1998        1999
                                       --------    --------         --------    --------
Common shares outstanding
  (weighted average)(1)                  10,532      11,521           10,527      11,070

Common Stock equivalents
  (using the treasury stock method):
  Stock Options and Awards
  (weighted average) Pursuant
  to Staff Accounting Bulletin
  No. 83 (2)                                100         100              100         100
                                       --------    --------         --------    --------

Total weighted average shares            10,632      11,621           10,627      11,170
                                       ========    ========         ========    ========

Net loss                               $ (5,330)   $ (6,330)        $ (8,297)   $(11,697)
                                       ========    ========         ========    ========

Basic net loss per share               $  (0.50      $(0.54)        $  (0.78)   $  (1.05)
                                       ========    ========         ========    ========

(1)Assumes the retroactive conversion of the Preferred Stock into shares of Common Stock which occurred upon the completion of the Company's Initial Public Offering in October, 1997, for all periods presented.

(2)Includes all options and awards issued during the twelve-month period prior to the initial filing of the registration statement relating to the Company's Initial Public Offering, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83.